FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2020

BIOADAPTIVES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54949	46-2592228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Regatta Drive, Suite 102

Las Vegas, Nevada 89128

(Address of Principal Executive Office) (Zip Code)

(702) 659-8829

Registrant's telephone number, including area code:

N/A

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Delayed Annual Report

In light of the escalating COVID-19 pandemic, BioAdaptives, Inc. (the “Company”) will prioritize the health and safety of our employees, customers, partners and affiliates over and above all other considerations. The Company has been following the recommendations of local health authorities to minimize exposure risk for employees for the past several weeks. We will continue to closely monitor reports from government and healthcare leaders across the globe and work with colleagues in the business community to minimize the spread and impact of the virus. In the meantime, responsible crisis management requires a departure from standard practices.

All of our business operations are conducted from facilities in Las Vegas, Nevada. On March 18, 2020, Nevada’s Governor Steve Sisolak shut down all nonessential businesses, including the Las Vegas casinos, as part of steps to slow the spread of COVID-19. While the Company’s core business – development, manufacture and marketing of dietary supplements that provide health and wellness benefits – may be considered essential, we have temporarily closed our offices and are having employees work remotely to the extent possible.

As a result, the Company’s books and records are not easily accessible, resulting in delays in preparation and completion of its financial statements. Further, the various governmental mandatory closures of businesses, including travel restrictions, have precluded the Company’s out-of-state personnel, particularly its senior accounting staff, from obtaining access to books and records necessary to prepare the Company’s financial statements that, once audited, comprise the essence of the Annual Report.

The Company is filing this current report on Form 8-K to avail itself of an extension to file its Annual Report on Form 10-K for the period ended December 31, 2019 (the “Annual Report”), originally due on March 30, 2020, relying on an order issued by the Securities and Exchange Commission (the “SEC”) on March 4, 2020 pursuant to Section 36 of the Securities Exchange Act of 1934, as amended [Release No. 34-88318] (the “Order”) regarding exemptions granted to certain public companies.

As such, the Company will be relying upon the 45-day grace period provided by the SEC’s Order to delay filing of its Annual Report. The Company will file its Annual Report by no later than May 14, 2020, 45 days after the original due date of its Annual Report.

Business Risks and Disruption

We face business disruption and related risks resulting from the outbreak of COVID-19 that could have a material adverse effect on our business and results of operations. Our operations and facilities, including our nutraceutical manufacturing sub-contractors, are based in Las Vegas, Nevada, which has shut-down all non-essential businesses. Many of the whole plant- and algal-based compounds employed in our products are sourced from outside of the U.S., and our supply chain is uncertain. Apart from public health impact, most analysts anticipate an overall negative economic effect from this pandemic, which will affect our customers’ livelihood and discretionary income.

The reactions of the international health community and U.S. and foreign governments to this pandemic have been significant and fast-moving and the follow-on effects with respect to financial markets are nearly impossible to predict. Volatility in U.S. and foreign stock markets reflect the uncertainty associated with the effect and duration of a slow-down in the world’s economies. We are assessing our business operations and system supports and the impact this pandemic may have on our results and financial condition, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our sectors in particular.

Our target market includes seasoned citizens, who are especially at-risk for negative health outcomes and death from COVID-19, and their companion canines. Although unlikely to be material, the impact on our target market from this pandemic could be disproportionate as compared to the general population. Our target market also includes equine and canine competitors; social gatherings for competitions may be limited for some period, which could impact these business lines. A small but significant portion of our target market is international; travel and shipments from the U.S. may be impacted.

Most of the plant- and algae-based ingredients in our dietary supplements have a long history of use in Asian and Ayurvedic formulations to improve general wellness and cognition, including pulmonary performance. Anecdotal reports from our customers confirm these observations. We specifically disclaim any manner of drug or medical effects for our supplements. In accordance with our mission to research and develop innovative products for the evolving health needs of people and animals, the Company is now launching an all- natural human supplement, PrimiLungsTM , formulated to strengthen lung resistance to stress and to bolster immune defense.

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SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BioAdaptives, Inc.

Date: March 30, 2020	By:	/s/ Edward E. Jacobs, Jr.
Edward E. Jacobs, Jr.
President and CEO

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